Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

Dated as of April 5, 2013

to

INDENTURE

Dated as of May 24, 2011

among

CHRYSLER GROUP LLC

and

CG CO-ISSUER INC.

as the Issuers,

EACH OF THE GUARANTORS PARTY THERETO,

WILMINGTON TRUST, NATIONAL ASSOCIATION (as successor by merger to Wilmington Trust FSB),

as Trustee

and

CITIBANK, N.A.,

as Collateral Agent, Paying Agent, Registrar and Authenticating Agent

8% SECURED SENIOR NOTES DUE 2019

8  1/4% SECURED SENIOR NOTES DUE 2021

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 5, 2013, among Autodie LLC (the “Guaranteeing Subsidiary”), a subsidiary of Chrysler Group LLC, a Delaware limited liability company, CG Co-Issuer Inc., a Delaware corporation (together, the “Issuers”), Wilmington Trust National Association, a national banking association (as successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”), and Citibank, N.A., a national banking association, as Collateral Agent, Paying Agent and Registrar.

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture, dated as of May 24, 2011, as supplemented by the first supplemental indenture, dated as of February 2, 2012 (as supplemented, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 8% Secured Senior Notes due 2019 and 8 1/4% Secured Senior Notes due 2021 (together, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Collateral Agent a Guarantee Agreement pursuant to which the Guaranteeing Subsidiary shall guarantee payment under the Notes on the terms and conditions as those set forth in the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide a Guarantee on the terms and subject to the conditions set forth in the Indenture including but not limited to Article X thereof.

(3) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Guaranteeing Subsidiary or any of its direct or indirect parent companies shall have any liability for any obligations of the Issuers or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture, any Security Document or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee and Agents. Neither the Trustee nor any Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(8) Subrogation. The Guaranteeing Subsidiary shall be subrogated to all rights of Holders of Notes against the Issuers in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under the Indenture or the Notes shall have been paid in full.

(9) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to the Guarantee are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture or in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CHRYSLER GROUP LLC

By:	/s/ Kenneth D. Nilson
	Name:	Kenneth D. Nilson
	Title:	Acting Treasurer

CG CO-ISSUER INC.

By:	/s/ Kenneth D. Nilson
	Name:	Kenneth D. Nilson
	Title:	Assistant Treasurer

AUTODIE LLC

By:	/s/ Kenneth D. Nilson
	Name:	Kenneth D. Nilson
	Title:	Assistant Treasurer

WILMINGTON TRUST NATIONAL ASSOCIATION AS SUCCESSOR BY MERGER TO WILMINGTON TRUST FSB, NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS TRUSTEE

By:	/s/ Michael G. Oller, Jr.
	Name:	Michael G. Oller, Jr.
	Title:	Assistant Vice President

CITIBANK, N.A., NOT IN ITS INDIVIDUAL CAPACITY BUT SOLELY AS COLLATERAL AGENT, PAYING AGENT, REGISTRAR AND AUTHENTICATING AGENT

By:	/s/ Cirino Emanuele
	Name:	Cirino Emanuele
	Title:	Vice President

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